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November 12, 2004

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Subject Company: Modine Manufacturing Company
Commission File No. 1-1373

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the proposed transaction between Modine and Transpro, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Modine's and Transpro's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this communication the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the possibility that Modine and Transpro may not be able to reach definitive agreements for the proposed transaction; (2) the possibility that the companies may be unable to obtain required corporate and regulatory approvals or to satisfy other conditions for the proposed transaction; (3) the risk that the businesses will not be integrated successfully; (4) the risk that the cost savings and any revenue synergies from the proposed transaction may not be fully realized or may take longer to realize than expected; (5) disruption from the proposed transaction making it more difficult to maintain relationships with clients, employees or suppliers; (6) the proposed transaction may involve unexpected costs; (7) increased competition and its effect on pricing, spending, third-party relationships and revenues; (8) the risk of new and changing regulation in the U.S. and internationally; (9) the possibility that Modine's and Transpro's businesses may suffer as a result of the proposed transaction; and (10) other uncertainties and risks beyond the control of the companies. Additional factors that could cause Modine's and Transpro's results to differ materially from those described in the forward-looking statements can be found in the Annual Reports on Forms 10-K of Modine and Transpro, in the Quarterly Reports on Forms 10-Q of Modine and Transpro, and the companies' other filings with the SEC. Modine and Transpro assume no obligation and expressly disclaim any duty to update information contained in this [communication] except as required by law.

Additional Information about the Proposed Transaction and Where to Find it

In connection with the proposed transaction, Modine and Transpro will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a proxy/information statement. Stockholders are urged to read the prospectus and proxy/information statement regarding the proposed transaction when it becomes available, because it will contain important information about Modine, Transpro and the proposed transaction. Stockholders will be able to obtain a free copy of the prospectus and proxy/information statement, as well as other filings containing information about Modine and Transpro, without charge, at the SEC's Internet site (http://www.sec.gov) and the companies' respective Internet sites at www.modine.com and www.transpro.com. Copies of these documents can also be obtained, without charge, by directing a request to Modine Manufacturing Company at 1500 De Koven Avenue, Racine, WI 53403 Attention: Dave Prichard, 262-636-8434, or to Transpro, Inc. at 100 Gando Drive, New Haven, CT 06513, Attention: Marie DeBernardo, 203-562-5121.

Modine, Transpro, and their respective directors and executive officers may be deemed to be participants in the solicitations of proxies in respect of the proposed transaction. Information regarding Modine's directors and executive officers is available in its proxy statement filed with the SEC by Modine on June 14, 2004, and information regarding Transpro's directors and executive officers is available in its proxy statement filed with the SEC on March 29, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy/information statement and other relevant materials to be filed with the SEC.

On November 9, 2004, Modine Manufacturing Company ("Modine") gave a webcast presentation at the Robert W. Baird and Company 2004 Industrial Conference, the transcript of which is set below.

Robert W. Baird and Co. 2004 Industrial Conference

Modine Manufacturing Company - David Rayburn and Brad Richardson

Dave Rayburn: Obviously we're going to be making some forward-looking statements so this is our Safe Harbor. And, I would ask you to read that.[] Okay, this is what we're going to be talking about today. We're going to give you a three-part review of Modine if you're not familiar with us. One of the markets, some products, that we bring to our markets, one of the growth drivers for our company, and certainly we're enjoying some of those right now. And we have four corporate priorities that we'll be reviewing. We do have an exciting transaction for our aftermarket that Brad will be taking you through some details. And, we'll be providing you some outlook and some value proposition. I will reference in the handout there is some additional information in the back that provides more information in regards to the materials situation that we're dealing with, along with many others that are presenting, as well as some market specific information. The picture is our new wind tunnel that we completed about 3 years ago in Racine. We have a very similar one in Stuttgart. And, also now in Seoul, Korea.

So, who [are] we at Modine. We're a thermal management company, that's heat transfer. We provide engineered cooling solutions to our customers. We're focused on globalization, and globalization is not only just externally but internally, to make sure that our processes and our products are of a global nature. And certainly advancing our technology. The key elements of our business strategy is certainly working on returns. Providing a diversified market picture for our company, and a diversified customer picture, and that is dissimilar from many of our competitors. Differentiation is very important, other than price. And partnering with our customers, customers like BMW, who is our largest customer. And, suppliers, and that's critically importantly or cost basis of 60% materials at this point. As Dave mentioned, though we're 88 years old, the last time we lost money was 1932, so hopefully not on my watch will that happen. We have a very healthy balance sheet which we've been able to leverage recently. We will continue to evaluate our alternatives.

We're absolutely committed to technology. We have over 1,800 patents worldwide. We have 8,500 employees, 35 plants, and our philosophy in manufacturing is a small plant philosophy, focus factories, focus plants, and focus on a particular market and a particular process like vacuum brazing. We had record sales in '04 of $1.2 billion, but more exciting, in the first half our sales are up 25%. And I would say about 60% of that is driven by market growth, recoveries in key markets, and the other 40% is new products, so we'll be talking some more about. And, pictured at the bottom are a number of our products that we serve.

I'll spend a little time on this slide, but there's quite a bit more information back in the appendix on page 33 through 38 in regards to each of these markets. I will say, every product or every market that we serve with wheels today has tremendous price pressure, and some material pressure. Our top four customers are in three different markets, again the diversification picture that we push. The top ten customers are only 55% of our sales base, and our largest customer is 11%, I mentioned BMW. And, the picture will be changing 53% of our sales in the U.S., but with our recent acquisition and the spin of our aftermarket, that will change significantly next year.

I'll talk about each of our markets. Automotive, where most of our technology comes from, is 33% of our business and growing. It's an area where we don't worry as much about the market size but the platforms that we're on, platforms like the Series 3 BMW, the new BWM 1 Series, or the Liberty with Chrysler. Power train cooling, the systems that are up front of the vehicle, we like to focus on platforms of about 500,000 or less. We think we have a competitive advantage the way we manufacture, the way we design. Certainly in this industry and the automotive industry, as well as truck and off-highway, emissions are key. And, we have a lot of growth in the infant segment.

The aftermarket is 18% of our company. At one point, just five years ago, it was 32%. The reduction has steadily grown the rest of our business, but we've also consciously shrunk this business. It's a very, very competitive marketplace. The marketplace needed some consolidation, and we think we brought a win-win solution for both ourselves, the company that the business will be spun to, and candidly our employees. And, we announced that just a week and a half ago. And, Brad will be taking you through some more detail.

Truck is 22% of our business. It's a growing business, and certainly the Class 8s in North America are responding very strongly this year and we had a lot of new business, both recently launched and new business that we will be talking about in a little bit.

Power train cooling, again, the systems up front of the truck. HVAC systems and engines. New products for engines such as exhaust gas re-circulation. Electronics, only 3% of our business was purchased in '03 and this was the strategy of taking the thermal solutions that we had, the thermal technology, and taking it into a new market place. Unfortunately about a couple of days after we made the acquisition in '01 the telecommunication business dropped rather severely. So we've worked very, very hard at break even in this business, trying to make it accretive and we're nearly break even, while still staying focused on the long-term fundamentals of this acquisition, which are very sound in regards to the current solution are out of gas.

Short-term we've been focused on computers, both desk-top and lap-tops and certainly our core relationships and our technology are very important when the telecom recovers. We still feel that the fundamentals of this acquisition are strong. Off highway, 10%, a stronghold of Modine, great penetration, but candidly it was a business that was not having the recurrence of the incremental growth we were enjoying. So four years ago we restructured this business, we rationalized both the product offering, our plants, and our customers. Brad will talk about some of the results of that and the good news is that the earnings are up and we're now ready to grow this business, strategically, both globally and with our partners. And finally the building HVAC business, another business that we rationalize, and again we've seen good profit improvement and we've got some nice new products coming in this HVAC business for buildings.

These are the products. I won't take you through the whole wagon wheel, but you can see that there is a new segment called modules, this is the move from components to modules, the system, those modules will include obviously multiple heat transfer devices. Also on this, which is new for us is the electronics piece, and EGR air coolers which were part of the emission solution for many diesels built in North America and Europe as well as in automotive segments and truck.

This picture will change significantly with our recent acquisition in Asia. I'll reference that and then back in the Appendix in regards to additional information, but that would be the vehicular AC which was most of that business.

Environmental certainly creates a lot of opportunity. I mentioned EGR's with CO2, and that's being driven by the protocol in Europe in regards to global warming and the R144 refrigerants that are used today in the systems and CO2 looks like a great alternative, but we've got some data activity going on in Europe and certainly new markets that I've mentioned; the electronics business and new products.

And what are our growth drivers? Our growth drivers are certainly the market recovery. I've mentioned truck and construction is also up, but new business. Two-years ago we announced new business of $280 million, last year we announced $300, and this is net new business for our OE business, of $320 million of that $320 we've lost about $70 of it and we've now added incremental business on top of that and we're now announcing that we have net new incremental business for our OE's for about $330 million.

Environmental regulations are certainly a huge growth driver for us. On Page 31 in your back up there is a great chart on truck emissions that show nox and particulants and as the laws have changed and all that means incremental heat transfer and new components. And certainly the Cerr ratings and HVAC business will be driving new technology at the product we call PF2, Puroflow condensers and evaporators. And certainly geographic growth and again the best example we have is the acquisition of Winiamando in Korea and China.

This is the content per vehicle. For heavy truck you can see in 1970 where basically we provided radiators, our content was from between $300 and $675 depending upon the size of the vehicle and the complexity in the heat transfer required. In 1980 with the emission law changes, charge air coolers became the solution and you can see our content increased from $600 to $900 per vehicle. And then we look at modules and that -- modules means more heat transfer products, but also some pass through products and our content increased from $700 to $1,200. Now with all this engine content that we have more EGR's, oil coolers, fuel coolers, etcetera, the content is actually holding the same, about $700 to $1,200 and what's happening is the modules are becoming much less costly for the OE's as we created design cost reductions and moved the products from copper/brass to aluminum. I will say that the profitability of this business at the current levels are considerably better than they used to be and I would charge that to the design solutions that we're offering our customers.

I mentioned that we have four corporate priorities. They're absolutely key in our organization and all of our employees know about these. They were established in '03. New products and technologies will be the first one I talk about.

New products and technology is certainly making sure that our current next-generation products are available. Our current core products, that next-generation charged air cooler radiator condenser etcetera, are ready and available when those applications surface. Some examples of new products are for short-term; our exhaust gas re-circulation coolers, again part of the solution of the bottom-load of the truck and off highway. Receiving very nice growth. We have some data testing going on for idle off truck cooling. Many States are passing or pending, or considering, passing laws for no idle zones and this will be electrically driven AC systems that will cool the driver compartment for his ability to sleep with the vehicle turned off and we've got some product in [beta-site], beta-testing right now. And we have developed some heat flux, heat pipes for our electronics business which certainly will differentiate us in that marketplace.

Long-term we've got a very strong play in fuel cells. We've got 18 engineers that are basically breaking even. So, it's a nice little incubator where we're involved in both the automotive side where we're partnering with Ballard, but also in the bus as well as distributive power and when that market develops, the commercial market develops for fuel cells we will be there.

CO2, we're in durability tests with a key OE in Europe in regards to the evaluation and we think that will be entering the market in about the '09 time frame and liquid cooling which is taking the Modine technology into the electronics industry.

Something new for us is government funding R&D. A couple of examples are fuel cells for underground mining equipment working with Caterpillar and also working with the US Army for CO2 cooling for Humvees, and we've just been funded for our second program. What's unique about the current funding is it's dual source, in other words you can apply it into the commercial market as well as the military and we retain the intellectual property.

In key of all of this is our four tech-centers that we have globally. The second priority is strategic planning. Making sure internally we have a recurring cycle. Brad will be talking about goal setting, external goal setting, as well as internal goal setting. External goal setting from our investment community, internal goal setting to ensure that all of our organization understands what those goals are.

It's key that we enhance our strategies internally with the opportunities of not just chase technology for the sake of technology. And it's certainly in part of this whole business development activity is making sure that we have a good strong acquisition process that adds discipline and focus and making sure that we don't spend more than we should for a particular situation as strategic we think it may be.

On Page 30 in the back up is our summary of our Asian acquisition which we are very excited about. We had a motivated seller, we had the customer involved in helping making ensure there was a strategic buyer and we're very excited about increasing our global footprint. And finally on making sure that we focus on the businesses that have problems. I've already mentioned electronics cooling and what we've done in regards to break even, and certainly finding a strategic solution for the after market.

So with that Brad, would you finish up?

Brad Richardson: Thank you very much Dave and good afternoon. I'd like to talk about the last two corporate priorities, which the third one is about improving profitability and return and return on capital employed and then financial stability.

In terms of improving profitability we have taken many actions as you can see here to improve the overall profitability. I'll show you the results in a minute. We've completed our restructuring. Since 2001, we've closed six manufacturing plants and we now have the capacity that's necessary to support the $330 million worth of net new business. There is no new manufacturing capacity required to support that so there is the normal fixed-cost leverage as we go forward.

We've rationalized our product lines, Dave talked about what we've done on the heavy-duty area. That's an area in North America where we once focused on 108 customers; we now focus on 8 customers. We've addressed our underperforming businesses; I'll talk about what we're doing on the aftermarket. We've been aggressively managing the supply base. For example we're right in the process of opening an office in Shanghai as we speak, and finally we've been pursuing new business. Dave just spoke to the Modine, Korea and China acquisition which we acquired for 3.8 times EBITDA. It gives us new products, new customers with Hyundai, Kia, being the largest customer of this business, and finally a new geographic area.

In terms of our sales you can see our sales have grown, grew nicely through the 90's. They stabilized in the early 2000 as we were not immune from the industrial recession and I'm pleased to say in 2004, we set an all-time high in terms of our sales at $1.2 billion, and as Dave mentioned, for the first half of our fiscal year, which ends March 31, we generated $711 million in sales, which was up 25%.

In terms of how this is all falling to the bottom line, you can see for our 2004 results, we generated $1.19 per share, which was up 17% based upon a 10% growth in sales, and again for the first half of our fiscal year for 2005, our EPS is nearly double. Our income from operations, which is on a pretax basis has more than doubled, and this is really driven by strong trucks and heavy duty markets, as well as the new programs, that is the delivery of the net new business that Dave spoke to. For the first half of our fiscal year, again EPS at 81 cents a share.

We know it's not simply though about the earnings; it's about how much earnings you actually generate relative to the capital that's employed in the business. You can see since the low point in 2002, our earnings have been on the increase, but also during this period, we've been aggressively decapitalizing the company as we've taken money out of working capital and used that money to actually pay down debt.

In fiscal 2004, our return on capital employed was 6.7%, still not where we want it to be but an improvement, and in the first half of this year, it was at 8.3%. So, to tie together our first half, again you can see the sales and earnings and EPS. I draw your attention to the dividends. Dividends are a key component of our overall return to our shareholders. In May of 2003, we increased our dividend by 10%. We did another increase in May of 2004 of 10.9%, and in October we did something very unusual for the company, we actually had an out of cycle, interim dividend increase of 6.6%.

In terms of the fourth priority, our financial stability, you can see again the progress that we made on reduction of debt to our working capital initiatives; we also built our cash balances during this period. You can see in the first half of our fiscal 2005, we have increased our debt, bringing our debt to capital up to 19%, and we've drawn our cash balances, and again these moneys were used to fund the acquisition of Winiamando's ACC division, which was an $88 million acquisition.

I think it's very, very important to you as investors, or as potential investors, to understand the financial framework within which we're planning, and within which we're aligning our management. Return on capital employed is a key metric of ours, and our target is to achieve 11 to 12% through the cycle. That is, in periods of strong market demand, we'd expect to be above 11 to 12%, and in periods of soft demand, we would expect to be below, but 11 to 12% through the cycle.

You say you earned 8.3% in the first half, how are you going to do that? How are you going to get up to your cost of capital? And the transaction that I'll just be speaking with you in just a minute, a spin off of our aftermarket transaction, will add between 1.5 to 2 percentage points to our return on capital employed, and get our capital employed up to our cost of capital.

I would also note that our management incentives, that is the way our management is compensated is based upon return on capital employed.

In terms of the financial framework as it relates to our debt, we expect to operate the company with a debt ratio of less than 40%; again, we're currently at 19%. And we'll flex this debt to the balance sheet as we see accretive acquisitions like that one that we just completed in Asia. And finally, our dividend payout ratio as I mentioned, I talked about our increases. Our payout target is between 35 and 45%, and for the last 12 months, we've actually paid out 38% of that money.

I'd like to spend a few minutes talking about the transaction with our aftermarket. We announced last Friday that we had signed a letter of intent with Transpro. Transpro happens to be a competitor of ours in the aftermarket. What we planned to do is to take our aftermarket division, which has a little over $200 million in sales; we will spin that off to our shareholders, and then concurrently, excuse me, and then the next step would be to merge that spun off business with Transpro, which is a publicly traded company. As a result of that transaction, our shareholders will end up owning 54%, or 8.8 million shares in the new company. Modine Manufacturing will cease to hold any ownership in the new company. Again, our shareholders will own the shares in the new company.

Concurrently, Modine will purchase Transpro's heavy duty original equipment business, for $17 million, and this is an acquisition that we're making at 3.5 times cash flow. What does this do for Modine's shareholders? It gives Modine's shareholders the opportunity obviously to hold their interest in Modine, which will now be a pure, OE business with $1.4 billion in annualized revenue. It will also give our shareholders the opportunity to own an interest in the new company, which will be focused purely on the aftermarket.

The merged company is expected to provide significant benefits. We have overlapping distribution, overlapping manufacturing, overlapping overhead, overlapping product development, all of these should take out cost savings of about $20 million plus there should be some balance sheet savings. And again, what this does for Modine is significantly improve our return on capital employed, and it also improves our pretax margins, between 1 to 1.5 percentage points.

This is just a visual depiction of the transactions, it's the reverse Morris Trust. It's modeled after a transaction between Procter & Gamble and the Jam Smuckers's. Some of you may have heard of this as the peanut butter and jelly transaction; I don't know what we're going to call ours. But, you can see here on the left is Modine today with our shareholders owning obviously the OE business, and the aftermarket business of Modine, Transpro shareholders owning an OE business and an aftermarket. Post this transaction, Modine shareholders will own 100% of Modine Manufacturing Company, which holds the Modine OE, and will hold the Transpro Heavy Duty OE, which is purchased for $17 million. Our shareholders will also own 54% of the new company, which will have the Modine aftermarket business, as well as the Transpro aftermarket business.

In terms of our fiscal 2005 outlook, we have new product launches coming. We have market recovery; I think you've heard that as a general theme with this conference; we have the Asia acquisition. We have continued performance improvement, and all of these give us confidence to stand here today and say that we're going to exceed our full-year guidance that we had given at the end of our last fiscal year. We now expect our second half results to actually exceed what we generated in the first half, which was 81 cents a share. We also believe that our CapEx will be in line with our depreciation, at about $70 million.

So, in summary, what's the value proposition for Modine? What makes us unique from the many companies that you're seeing today and tomorrow? We're an industrial company focused singularly on the thermal management business. You will not see us stray outside of our core capability, because this allows us to leverage the Tech Centers that Dave spoke to. It allows us to leverage the 44 PhD's that we have on our staff, etc. We are highly diversified in terms of our markets, our customers, and our products, with our single largest customer only making up 11% of our revenue.

We have new business, which is driven by market penetration, as well as regulatory and environmental changes, as well as market recovery, which is generating revenue growth, earnings growth, and margin expansion. And, this margin expansion is driven by the fact that we're leveraging our existing manufacturing base, which is improving significantly, our fixed asset turnover.

We have a great balance sheet, currently leveraged at 19%, which gives us the opportunity to grow the company through acquisitions, accretive acquisitions. We have financial metrics that we've shared with you today that our business plans are aligned with and our management's aligned with.

And, finally, as we've always done, our long-term focus is on technology and applying that technology to new markets, as well as existing markets where we can see growth and differentiated returns for our shareholders.

So, with that, Dave and I would be happy to answer any questions you might have.

Audience Member: [inaudible]

Brad Richardson: That's a very good question. The question was, on the spin-out of the aftermarket, are we putting any debt into the business? That's a very good question.

The answer to that is no. One of our prerogatives here, in forming this new company, was to ensure that we have a company that has the right cost structure, that is taking the $20 million out, as well as the right balance sheet, in order to compete, in what we all know, is a very tough market. So, our business is being contributed to this new company on a debt-free basis. The debt capitalization of the new company, given our contribution, as well as the $17 million in cash that we're paying for the OE business. The new business will have a debt-to-cap of about 20%.We would expect to close in the first calendar quarter.

Audience Member: [inaudible]

Brad Richardson: Yes. It's very, very clear that our shareholders will get shares in the new company, so our shareholders will continue to own Modine Manufacturing company shares, as well as new shares in this new company. Modine Manufacturing will cease to own any ownership in the aftermarket business.

Dave Rayburn: This aftermarket business, you know, is a great run for us. It started in 1972 and has been a big part of our company, both profitably and profitability from a sales standpoint. But, candidly, it's occupied a lot of our management's attention in the last four or five years. So, not only have we had some numbers improvements that Brad talked about, we're going to have much better management focus on what we do well.

Audience Member: Let me ask a question. You looked at the Korean acquisition two-fold. One, can you give us an update on how the integration of that is going with your business? And, then secondly, if you could touch on a couple of synergies, revenue synergies, that you can see out of [inaudible] Just the big Modine [inaudible] acquisition.

Dave Rayburn: Well, certainly, we're very excited with the acquisition, because we lack (inaudible), which gives us immediate presence and also a presence in the well-developed countries (inaudible) in China. They were owned by a financial owner, and I've got to say, that our management and our staff are very excited to be part of the strategic. So, so far, so good. It's going quite well. Second half of your question?

Audience Member: Revenue synergies.

Dave Rayburn: Certainly, our model from evaluating the financials didn't consider line from the power train cooling and we're doing that from the engine side, and we're going to see that develop very quickly, much quicker than our original models.

Brad Richardson: Yes. Our original model expected that to come through in the 2007/2008 period. And, so this is acceleration.

Dave Rayburn: We're actually picking up some [work] now.

Moderator: Great.

[Transcript revised to correct typographical errors]